Exhibit 2.1

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of March 18, 2021

AMONG:

WELL HEALTH TECHNOLOGIES CORP., a corporation existing under the Laws of the Province of British Columbia (the “Parent”)

- and -

WELL HEALTH ACQUISITION CORP., a corporation existing under the Laws of the Province of British Columbia (the “Purchaser”)

- and -

1286392 B.C. LTD., a corporation existing under the under the Laws of the Province of British Columbia (“Finco”)

- and -

CRH MEDICAL CORPORATION, a corporation existing under the Laws of the Province of British Columbia (“CRH,” and together with the Purchaser, Finco and the Parent, the “Parties” and each a “Party”)

WHEREAS the Parties entered into an arrangement agreement dated February 6, 2021 (the “Arrangement Agreement”);

AND WHEREAS pursuant to Section 9.4 of the Arrangement Agreement and Section 6.1 of the Plan of Arrangement attached as Schedule “A” thereto, the Parties wish to amend the Arrangement Agreement by entering into this Amending Agreement;

AND WHEREAS capitalized terms used but not defined herein have the meanings given to them in the Arrangement Agreement; and

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by each of the Parties, the Parties covenant and agree as follows:

1.	Governing Law

This Amending Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

2.	Amendment

The Arrangement Agreement is hereby amended as follows:

I.	By deleting Section 2.2(c) in its entirety and replacing it with the following:

(c)	that the requisite approval for the Arrangement Resolution shall be:

(i)	66 2/3% of the votes cast on the Arrangement Resolution by the CRH Shareholders present in person or by proxy at the CRH Meeting (“CRH Shareholder Approval”);

(ii)

66 2/3% of the votes cast on the Arrangement Resolution by all of the CRH Shareholders, CRH Optionholders and CRH RSU Holders present in person or by proxy at the CRH Meeting voting as a single class (such that any CRH Shareholder, CRH Optionholder and CRH RSU Holder is entitled to one vote for each CRH Share, CRH Option and CRH RSU held) (the “CRH Securityholder Approval”); and

(iii)

a simple majority of the votes cast on the Arrangement Resolution by the CRH Shareholders present in person or by proxy at the CRH Meeting after excluding the votes of those Persons whose votes are required to be excluded under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

II.	By renumbering Section 9.5 as Section 9.6 and adding the following as the new Section 9.5:

9.5	Further Amendment

In addition, and without limiting the generality of the foregoing Section 9.4, CRH and the WELL Parties agree that the Parent may designate an alternative entity to be the acquiror of CRH, provided such entity is a wholly-owned subsidiary of the Parent (directly or indirectly) and that (a) the substitution of such alternate party does not, in the opinion of CRH acting reasonably, result in adverse consequences to CRH or any CRH Securityholder; and (b) such alternate party is legally formed and CRH is notified of the Parent’s intentions prior to the CRH Meeting.

The Plan of Arrangement attached as Schedule “A” to the Arrangement Agreement is hereby amended to reflect the amendments set out in the marked version attached as Exhibit “A” attached hereto.

3.	Further Assurances

The Parties hereby agree to take all steps and actions and execute and deliver all agreements, instruments and other documents as may be necessary and advisable to give effect to the foregoing.

4.	Acknowledgement

The Parties acknowledge that except as otherwise expressly indicated herein, the Arrangement Agreement shall continue unamended and without novation and remain in full force and effect and, except as amended and supplemented by this Amending Agreement.

5.	Enurement

This Amending Agreement shall enure to the benefit of and shall be binding upon the Parties and their respective successors and permitted assigns in accordance with the Arrangement Agreement.

6.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amending Agreement by facsimile transmission or by sending a scanned copy by electronic mail shall be as effective as delivery of a manually executed counterpart of this Amending Agreement.

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IN WITNESS WHEREOF the Parties have executed this Amending Agreement as of the date and year first above written.

WELL HEALTH TECHNOLOGIES CORP.

By:	/s/ Hamed Shahbazi
Name: Hamed Shahbazi Title: CEO

WELL HEALTH ACQUISITION CORP.

By:	/s/ Hamed Shahbazi
Name: Hamed Shahbazi Title: CEO

1286392 B.C. LTD.

By:	/s/ Hamed Shahbazi
Name: Hamed Shahbazi Title: CEO

CRH MEDICAL CORPORATION

By:	/s/ Todd Patrick
Name: Todd Patrick Title: Director

Signature Page to Amending Agreement

EXHIBIT A

(see attached)

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them below:

“2014 CRH RSU Plan” means the share unit plan, approved by the CRH Shareholders on June 19, 2014;

“2017 CRH RSU Plan” means the share unit plan, approved by the CRH Shareholders on June 8, 2017, as amended with amendments approved by CRH Shareholders on June 11, 2020;

“Amalco” means the entity formed on the amalgamation of Finco and Purchaser pursuant to Section 3.1(b) hereto;

“Amalco Shares” means the common shares in the capital of Amalco;

“Arrangement” means the arrangement of CRH under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.4 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated as of February 6, 2021 between the Purchaser and CRH, as amended, amended and restated or supplemented prior to the Effective Date;

“Arrangement Resolution” means the special resolution of the CRH Securityholders approving the Plan of Arrangement which is to be considered at the CRH Meeting;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Business Day” means any day, other than a Saturday, a Sunday, a statutory or civic holiday in Vancouver, British Columbia, or a federal holiday in the United States on which banks are required or authorized to close;

“Contractor” means any consultant, dependent contractor, independent contractor or other service provider providing services to CRH or any of its Subsidiaries and who is not an Employee;

“Court” means the Supreme Court of British Columbia;

“CRH” means CRH Medical Corporation, a corporation existing under the BCBCA;

“CRH Meeting” means the special meeting of CRH Securityholders, including any adjournment or postponement thereof permitted pursuant to the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“CRH Option Plan” means the amended stock option plan of CRH, originally approved by CRH Shareholders on June 8, 2009;

“CRH Optionholder” means a holder of CRH Options;

“CRH Options” means the Vested CRH Options and Unvested CRH Options;

“CRH RSU Holder” means a holder of CRH RSUs;

“CRH RSUs” means the outstanding share units granted under the CRH RSU Plans;

“CRH RSU Plans” means the 2017 CRH RSU Plan and the 2014 CRH RSU Plan;

“CRH Securityholders” means the holders of one or more CRH Shares, CRH Options or CRH RSUs;

“CRH Shareholders” means the holders of CRH Shares;

“CRH Shares” means the common shares in the capital of CRH, as constituted from time to time;

“Depositary” means Computershare Trust Company of Canada;

“Dissent Rights” shall have the meaning ascribed thereto in Section 4.1(a);

“Dissenting Shareholder” means a registered holder of CRH Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for their CRH Shares;

“Dissenting Shares” means CRH Shares held by a Dissenting Shareholder who has demanded and perfected Dissent Rights in respect of the CRH Shares in accordance with the Interim Order and who, as of the Effective Time has not effectively withdrawn or lost such Dissent Rights;

“Effective Date” means the date that CRH and the Purchaser agree in writing to be the date upon which the Arrangement becomes effective;

“Effective Time” means with respect to: (i) the step described in Section 3.1(a), the time that the Subscription Receipts are converted into the Finco Shares pursuant to the Finco Subscription Receipt Agreement, (ii) with respect to the step described in Section 3.1(b), the time that the amalgamation application in respect of the step described in Section 3.1(b) is filed with the Registrar, and (iii) with respect to all other circumstances, the time on the Effective Date as CRH and the Purchaser agree to in writing;

“Employee” means an individual who is employed by CRH as of the Effective Date whether on a full-time or part-time basis;

“Exchange Ratio” means 0.652;

“Final Order” means the final order of the Court made pursuant to Section 291 of the BCBCA, in a form acceptable to both CRH and the Purchaser, each acting reasonably, after a hearing considering, amongst other things, the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both CRH and the Purchaser, each acting reasonably);

“Final Proscription Date” shall have the meaning ascribed thereto in Section 5.4;

“Finco” means 1286392 B.C. Ltd., a corporation existing under the BCBCA;

“Finco Shares” means the common shares of Finco, as constituted from time to time;

“Finco Subscription Agreements” means the subscription agreements of Finco for the purchase of the Subscription Receipts by certain arm’s length third party investors;

“Finco Subscription Receipt Agreement” means the subscription receipt agreement dated • between Finco and the Subscription Receipt Agent providing for the terms and conditions of the Subscription Receipts;

“Former CRH Optionholders” means, at and following the Effective Time, the registered holders of CRH Options immediately prior to the Effective Time;

“Former CRH RSU Holders” means, at and following the Effective Time, the registered holders of CRH RSUs immediately prior to the Effective Time;

“Former CRH Shareholders” means, at and following the Effective Time, the registered holders of CRH Shares immediately prior to the Effective Time;

“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to both CRH and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the CRH Meeting as provided for in this Agreement, as the same may be amended by the Court with the consent of both CRH and the Purchaser, each acting reasonably;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees, directives, policies, ordinances, codes, executive orders or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Authority or self-regulatory authority (including the TSX and the NYSE American) and expressly includes all Health Care Laws and FDA Laws, and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal to be forwarded by CRH to Former CRH Shareholders together with the CRH Circular or such other equivalent form of letter of transmittal acceptable to the Purchaser acting reasonably;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Option Consideration” means, in respect of each Vested CRH Option, a cash amount equal to the amount, if any, by which (i) the Share Consideration exceeds (ii) the exercise price payable under such Vested CRH Option by the holder thereof to acquire the CRH Share underlying such Vested CRH Option;

“Parent” means WELL Health Technologies Corp., a corporation existing under the BCBCA;

“Parent Shares” means the common shares of the Parent, as constituted from time to time;

“Parent LTIP” means the omnibus equity plan of the Parent approved by shareholders of the parent on September 30, 2020;

“Parties” means CRH and the Purchaser, and “Party” means either of them;

“Payout RSUs” means the CRH RSUs held by each Employee, Contractor or director of CRH that will not be employed immediately after the Effective Time and the CRH RSUs issued pursuant to the 2014 CRH RSU Plan;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Authority) or any other entity, whether or not having legal status;

“Purchaser” means WELL Health Acquisition Corp., a corporation existing under the BCBCA;

“Purchaser Shares” means the common shares of the Purchaser, as constituted from time to time;

“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

“Replacement Options” means the options to purchase Parent Shares to be issued by Parent pursuant to the Parent LTIP in exchange for each of the outstanding Unvested CRH Options at the Effective Time pursuant to Section 3.1(~~c~~d) hereto;

“Replacement Option In-The Money Amount” in respect of a Replacement Option means the amount, if any, by which the total fair market value (determined immediately after the Effective Time) of the Parent Shares that a holder is entitled to acquire on exercise of the Replacement Option at and from the Effective Time exceeds the amount payable to acquire such shares;

“Replacement RSUs” means the restricted stock units to be issued by Parent pursuant to the Parent LTIP in exchange for each of the outstanding Rollover RSUs at the Effective Time pursuant to Section 3.1(~~d~~e) hereto;

“Rollover RSUs” means the CRH RSUs held by each Employee, Contractor or director of CRH that remains employed immediately after the Effective Time;

“RSU Consideration” means, in respect of each CRH RSU, US$4.00 in cash per CRH RSU;

“Share Consideration” means the consideration to be received by the CRH Shareholders pursuant to this Plan of Arrangement as consideration for each CRH Share, consisting of US$4.00 in cash per CRH Share;

“Subscription Receipt Agent” means Computershare Trust Company of Canada;

“Subscription Receipts” means the subscription receipts of Finco that have been issued pursuant to the Finco Subscription Receipt Agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Unvested CRH Options” means the outstanding options to purchase CRH Shares granted under the CRH Option Plan that have not vested on or prior to the Effective Date;

“Unvested CRH Option In-The Money Amount” in respect of a CRH Option means the amount, if any, by which the total fair market value (determined immediately before the Effective Time) of the CRH Shares that a holder is entitled to acquire on exercise of the Unvested CRH Option, if vested, immediately before the Effective Time exceeds the amount payable to acquire such shares; and

“Vested CRH Options” means the outstanding options to purchase CRH Shares granted under the CRH Option Plan that have vested on or prior to the Effective Date.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful currency of Canada.

1.7	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Vancouver, British Columbia unless otherwise stipulated herein.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2	Binding Effect

At the Effective Time, this Plan of Arrangement will become effective and shall be binding on: (i) CRH; (ii) the Purchaser; (iii) Finco; (iv) the Parent; (v) all registered and beneficial holders of CRH Shares (including Dissenting Shareholders); (iv) all holders of CRH Options and CRH RSUs; (v) all holders of Subscription Receipts; (vi) all registered and beneficial holders of Finco Shares; (vii) the registrar and transfer agent of CRH; (viii) the Depositary; (ix) the Subscription Receipt Agent; and (x) all other Persons at and after the Effective Time without any further act or formality required on the part of any Person.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

At the Effective Time, except as otherwise noted herein, the following shall occur and shall be deemed to occur sequentially, in the following order:

(a)	With respect to the Subscription Receipts:

(i)	each Subscription Receipt will, without payment of any additional consideration and without further action on the part of the holder thereof,

be deemed to be converted into one Finco Share in accordance with the Finco Subscription Receipt Agreement;

(ii)

the holder of a Subscription Receipt will cease to be the holder thereof or to have any rights as a holder in respect of such Subscription Receipt or under the Finco Subscription Receipt Agreement in accordance with the Finco Subscription Agreement.

(b)	Finco and the Purchaser shall be amalgamated and continued as one corporation under the BCBCA in accordance with the following:

(i)	Effect of Amalgamation. Finco and the Purchaser shall amalgamate and continue as one corporation, in accordance with the following:

(A)	the property of each amalgamating corporation shall continue to be the property of Amalco;

(B)	Amalco shall continue to be liable for the obligations of each amalgamating corporation;

(C)	any existing cause of action, claim or liability to prosecution of an amalgamating corporation shall be unaffected;

(D)	any civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against Amalco; and

(E)	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against Amalco; and

(F)	the Notice of Articles and Articles of the Purchaser shall be deemed to be the Notice of Articles and Articles of Amalco.

(ii)

Inconsistency with Laws. To the extent any of the provision of this Plan of Arrangement is deemed to be inconsistent with applicable Laws, this Plan of Arrangement shall be automatically adjusted to remove such inconsistency;

(iii)	Exchange and Cancellation of Shares. On the amalgamation:

(A)

each Finco Share (other than Finco Shares held by the Parent) will be exchanged, without any act or formality on the part of the holder thereof, into one Parent Share, and the name of each such holder will be removed from the register of holders of Finco Shares and added to the register of holders of Parent Shares;

(B)	each Finco Share held by the Parent will be cancelled without any payment of capital in respect thereof; and

(C)

each Purchaser Share will be exchanged, without any act or formality on the part of the holder thereof, into one (1) fully paid and non-assessable Amalco Share, and the name of each such holder will be removed from the register of holders of Purchaser Shares and added to the register of holders of Amalco Shares.

(c)	With respect to the CRH Shares:

(i)

each CRH Share in respect of which the CRH Shareholder has validly exercised his, her or its Dissent Rights shall be directly transferred and assigned by such Dissenting Shareholder to Amalco (free and clear of any Liens) in exchange for consideration determined and payable in accordance with Article 4 hereof;

(ii)

each CRH Share (other than any CRH Shares in respect of which the CRH Shareholder has validly exercised his, her or its Dissent Rights) shall be deemed to be transferred and assigned to Amalco (free and clear of any Liens) in exchange for the Share Consideration, subject to Article 5 hereof; and

(iii)	at the same time as the steps in Section 3.1(c)(i) and Section 3.1(c)(ii), with respect to each CRH Share:

(A)

the registered holder thereof shall cease to be the registered holder of such CRH Share and the name of such registered holder shall be removed from the register of CRH Shareholders as of the Effective Time;

(B)

the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such CRH Share in accordance with Section 3.1(c)(i) or Section 3.1(c)(ii) hereto, as applicable; and

(C)	Amalco will be the holder of all of the outstanding CRH Shares and the register of CRH Shareholders shall be revised accordingly.

(~~c~~d)	With respect to the CRH Options:

(i)

each Vested CRH Option granted and outstanding immediately prior to the Effective Time will be deemed to be fully vested and exercisable, and shall, without further action, be deemed to be assigned and transferred by the holder thereof to CRH in exchange for a cash payment from CRH equal to the Option Consideration (if any) in respect of such CRH Option, net of any applicable withholding tax;

(ii)

each Unvested CRH Option outstanding immediately prior to the Effective Time shall be ~~exchanged~~ acquired by the Parent in exchange for a Replacement Option to acquire from Parent, other than as provided herein, the number of Parent Shares equal to the product of: (A) the number of CRH Shares subject to such Unvested CRH Option immediately prior to the Effective Time; multiplied by (B) the Exchange Ratio, provided that, if the foregoing would result in the issuance of a fraction of an Parent Share on any particular exercise of Replacement Options, then the number of Parent Shares otherwise issued shall be rounded down to the nearest whole number of Parent Shares. The exercise price per Parent Share subject to a Replacement Option shall be an amount equal to the quotient of: (A) the exercise price per CRH Share subject to each such Unvested CRH Option immediately before the Effective Time; divided by (B) the Exchange Ratio, provided that the aggregate exercise price payable on any particular exercise of Replacement Options shall be rounded up to the nearest whole cent. Each such Replacement Option shall be subject to the terms of the Parent LTIP and have the same terms and conditions with respect to vesting, expiry date and otherwise as were applicable in respect of such Unvested CRH Option and shall provide for accelerated vesting following the change of control occasioned by the Arrangement to the holder of such Replacement Option equivalent to the accelerated vesting provided for in the CRH Option Plan. Each Unvested CRH Option so assigned shall thereafter be cancelled. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of an Unvested CRH Option for a Replacement Option. Therefore, in the event that the Replacement Option In-The Money Amount in respect of a Replacement Option exceeds the Unvested CRH Option In-The Money Amount in respect of the Unvested CRH Option for which it is exchanged, the number of Parent Shares which may be acquired on exercise of the Replacement Option at and after the Effective Time will be adjusted accordingly with effect at and from the Effective Time to ensure that the Replacement Option In-The Money Amount in respect of the Replacement Option does not exceed the Unvested CRH Option In-The Money Amount in respect of the Unvested CRH Option and the ratio of the amount payable to acquire such shares to the value of such shares to be acquired shall be unchanged;

(iii)

the holder of a CRH Option will cease to be the holder thereof or to have any rights as a holder in respect of such CRH Option or under the CRH Option Plan and the name of the holder thereof will be removed from the applicable securities register of CRH with respect to such CRH Option; and

(iv)	the CRH Option Plan will be cancelled.

(~~d~~e)	With respect to the CRH RSUs:~~;~~

(i)

each Payout RSU granted and outstanding immediately prior to the Effective Time will, without further action, be deemed to be assigned and transferred by the holder thereof to CRH in exchange for a cash payment from CRH equal to the RSU Consideration in respect of such CRH RSU, net of any applicable withholding tax;

(ii)

each Rollover RSU outstanding immediately prior to the Effective Time shall be ~~exchanged~~ acquired by the Parent in exchange for a Replacement RSU to acquire from Parent, other than as provided herein, the number of Parent Shares equal to the product of: (A) the number of CRH Shares subject to such CRH RSU immediately prior to the Effective Time; multiplied by (B) the Exchange Ratio, provided that, if the foregoing would result in the issuance of a fraction of a Parent Share on any particular settlement of CRH RSUs, then the number of Parent Shares otherwise issued shall be rounded down to the nearest whole number of Parent Shares. Each Replacement RSU shall be subject to the terms of the Parent LTIP and have the same terms and conditions with respect to vesting, expiry date and otherwise as were applicable in respect of such CRH RSU, except to provide for accelerated vesting following the change of control occasioned by the Arrangement to the holder of such Replacement RSU equivalent to the accelerated vesting provided for in the 2017 CRH RSU Plan and thereupon the CRH RSU so assigned shall be cancelled. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a CRH RSU issued pursuant to the 2017 CRH RSU Plan for Replacement RSUs. Therefore, in the event that the value of the Replacement RSUs exceeds the CRH RSUs for which it is exchanged, the number of Parent Shares which may be acquired on exercise of the Replacement RSU at and after the Effective Time will be adjusted accordingly with effect at and from the Effective Time to ensure that the value of the Replacement RSUs not exceed the value of the CRH RSUs;

(iii)

a CRH RSU Holder will cease to be the holder thereof or to have any rights as a holder in respect of such CRH RSU or under the CRH RSU Plans and the name of the holder thereof will be removed from the applicable securities register of CRH with respect to such CRH RSU; and

(iv)	the CRH RSU Plans will be cancelled.

~~(e)~~	~~With respect to the CRH Shares:~~

~~(i)~~

~~each CRH Share in respect of which the CRH Shareholder has validly exercised his, her or its Dissent Rights shall be directly transferred and assigned by such Dissenting Shareholder to Amalco (free and clear of any~~

~~Liens) in exchange for consideration determined and payable in accordance with Article 5 hereof;~~

~~(ii)~~

~~each CRH Share (other than any CRH Shares in respect of which the CRH Shareholder has validly exercised his, her or its Dissent Rights) shall be deemed to be transferred and assigned to Amalco (free and clear of any Liens) in exchange for the Share Consideration, subject to Article 5 hereof; and~~

~~(iii)~~	~~at the same time as the steps in Section 3.1(e)(i) and Section 3.1(e)(ii), with respect to each CRH Share:~~

~~(A)~~

~~the registered holder thereof shall cease to be the registered holder of such CRH Share and the name of such registered holder shall be removed from the register of CRH Shareholders as of the Effective Time;~~

~~(B)~~

~~the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such CRH Share in accordance with Section 3.1(e)(i) or Section 3.1(e)(ii) hereto, as applicable; and~~

~~(C)~~	~~Amalco will be the holder of all of the outstanding CRH Shares and the register of CRH Shareholders shall be revised accordingly.~~

3.2	U.S. Securities Act Exemption

Notwithstanding any provision herein to the contrary, the Parties agree that this Plan of Arrangement will be carried out with the intention that all Replacement Options and Replacement RSUs issued on completion of this Plan of Arrangement will be issued in reliance on the exemption from the registration requirements of the United States Securities Act of 1933, as amended, provided by section 3(a)(10) thereof.

ARTICLE 4

DISSENT RIGHTS

4.1	Rights of Dissent

(a)

Pursuant to the Interim Order, registered CRH Shareholders may exercise rights of dissent (“Dissent Rights”) under Section 238 of the BCBCA and in the manner set forth in sections 237 to 247 of the BCBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to CRH Shares in connection with the Arrangement, provided that notwithstanding Section 242 of the BCBCA, the written notice setting forth the objection of such registered CRH Shareholders to the Arrangement and exercise of Dissent Rights must be received by CRH not later than 5:00 p.m. (Vancouver time) on the Business Day that is two (2)

Business Days before the CRH Meeting or any date to which the CRH Meeting may be postponed or adjourned and provided further that registered CRH Shareholders who exercise such Dissent Rights and who:

(i)

are ultimately entitled to be paid fair value by ~~CRH~~ Amalco for their CRH Shares, less any applicable withholding tax, the amount to which the dissenting CRH Shareholder is entitled to be paid for their CRH Shares in respect of which Dissent Rights are validly exercised in accordance with Section 245 of the BCBCA and will be deemed to have irrevocably transferred such CRH Shares to Amalco in consideration of such value; and

(ii)

are ultimately not entitled, for any reason, to be paid fair value for their CRH Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of CRH Shares and shall be entitled to receive only the consideration contemplated in Section 3.1 hereof that such holder would have received pursuant to the Arrangement if such CRH Shareholder had not exercised Dissent Rights;

(b)

In no circumstances shall CRH, ~~the Purchaser~~Amalco or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those CRH Shares in respect of which such rights are sought to be exercised; and

(c)

For greater certainty, in no case shall CRH, ~~the Purchaser~~Amalco or any other Person be required to recognize Dissenting Shareholders as holders of CRH Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of CRH Shares as of the Effective Time. For greater certainty, CRH Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights; and

(d)

In addition to any other restrictions set forth in the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) CRH Optionholders; (ii) CRH RSU Holders; and (iii) holders of CRH Shares who vote or have instructed a proxyholder to vote such CRH Shares in favour of the Arrangement Resolution.

ARTICLE 5

CERTIFICATES AND PAYMENTS

5.1	Payments of Consideration

(a)

At or before the Effective Time, the Purchaser will deposit or cause to be deposited with the Depositary, in escrow for the benefit of the CRH Shareholders, cash in an aggregate amount equal to the payment obligations contemplated by Section 3.1 (calculated without reference to whether any CRH Shareholders have exercised or may exercise Dissent Rights). The cash so deposited will be held in an interest bearing account and any interest earned on such funds will be for the account of the Purchaser or its successor.

(b)

As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate that immediately prior to the Effective Time represented outstanding CRH Shares that were transferred under Section 3.1(~~e~~c), together with a duly completed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require and such other documents and instruments as would have been required to effect such transfer under the BCBCA, the Securities Transfer Act (British Columbia) and the articles of CRH after giving effect to Section 3.1(~~e~~c) the former holder of such CRH Shares will be entitled to receive the cash payment or payments which such former holder is entitled to receive pursuant to Section 3.1(~~e~~c) less any amounts withheld pursuant to Section 5.3 and any certificate so surrendered will forthwith be cancelled.

(c)

Subject to Section 5.4, until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented CRH Shares will be deemed after the Effective Time to represent only the right to receive from the Depositary upon such surrender a cash payment in lieu of such certificate as contemplated in Section 5.1(b) less any amounts withheld pursuant to Section 5.3.

(d)	CRH and the Purchaser will cause the Depositary, as soon as a former holder of CRH Shares becomes entitled to a net cash payment in accordance with Section 5.1(b), to:

(i)	forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the Letter of Transmittal;

(ii)	if requested by such former holder in the Letter of Transmittal, make available at the offices of the Depositary specified in the Letter of Transmittal for pick-up by such former holder; or

(iii)

if the Letter of Transmittal neither specifies an address as described in Section 5.1(d)(i) nor contains a request as described in Section 5.1(d)(ii), forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address of such former holder as shown on the applicable securities register maintained by or on behalf of CRH immediately prior to the Effective Time;

a cheque representing the net cash payment, if any, payable to such former holder in accordance with the provisions hereof.

(e)

No former holder of CRH Shares shall be entitled to receive any consideration with respect to such CRH Shares other than any cash payment to which such former holder of CRH Shares, as applicable, is entitled to receive pursuant to this Section 5.1 and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

(f)

Until such time as a former holder of CRH Shares that were acquired by the Purchaser pursuant to Section 3.1(~~e~~c) complies with the provisions of Section 5.1(b), the cash payment to which such former holder is entitled will, subject to Section 5.2, be paid to and held by the Depositary, to be held in trust for such former holder for delivery to such former holder, without interest, upon deposit with the Depositary of the documentation required pursuant to Section 5.1(b).

5.2	Lost Certificates

If any certificate that, immediately prior to the Effective Time, represented one or more outstanding CRH Shares that were exchanged for the Share Consideration in accordance with Section 3.1 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate the Share Consideration that such holder is entitled to receive in accordance with Section 3.1 hereof. When authorizing such delivery of Share Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Share Consideration is to be delivered shall, as a condition precedent to the delivery of such Share Consideration, give a bond satisfactory to the Purchaser and the Depositary in such amount as the Purchaser and the Depositary may direct, or otherwise indemnify the Purchaser and the Depositary in a manner satisfactory to the Purchaser and the Depositary, against any claim that may be made against the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles and notice of articles of the Purchaser.

5.3	Withholding Rights

The Parent, the Purchaser, Amalco, CRH and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other amounts payable to any Person such amounts as the Parent, the Purchaser, Amalco, CRH or the Depositary is required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such withheld amounts are actually remitted to the appropriate Governmental Authority.

5.4	Limitation and Proscription

To the extent that a Former CRH Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date that is six (6) years after the Effective Date (the “Final Proscription Date”), then the Share Consideration that such Former CRH Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Share Consideration to which such Former CRH Shareholder was entitled shall be delivered to the Purchaser by the Depositary.

5.5	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens, charges, security interests, encumbrances, mortgages, hypothecs, restrictions, adverse claims or other claims of third parties of any kind.

5.6	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all CRH Shares, CRH Options, CRH RSUs and Subscription Receipts issued prior to the Effective Time, (ii) the rights and obligations of the registered holders of CRH Shares, CRH Options, CRH RSUs and Subscription Receipts, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any CRH Shares, CRH Options, CRH RSUs and Subscription Receipts shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)

The Purchaser and CRH reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by the Purchaser and CRH; (iii) filed with the Court and, if made following the CRH Meeting, approved by the Court; and (iv) communicated to holders or former holders of CRH Shares and Subscription Receipts if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by CRH at any time prior to the CRH Meeting provided that the Purchaser shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the CRH Meeting (other than as may be required under the Interim Order or as may affect the rights of a holder of Subscription Receipts), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the CRH Meeting shall be effective only if: (i) it is consented to in writing by each of the Purchaser and CRH; (ii) it is filed with the Court and (iii) if required by the Court, it is consented to by CRH Securityholders and/or the holders of Subscription Receipts voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by the Purchaser, provided that it concerns a matter that, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Former CRH Shareholder, Former CRH Optionholder, former holder of Subscription Receipts or Former CRH RSU Holder.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.